UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2008

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

(425) 265-2400
(Registrant's telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On October 3, 2008, our Board of Directors adopted a resolution increasing the number of directors constituting the entire Board from eight members to nine members and elected Eric J. Draut, 51, to fill the vacancy created by the expansion of the Board.

Mr. Draut is the Executive Vice President and Chief Financial Officer of Unitrin, Inc., a position he has held since 1997.  He has also been a director of Unitrin since 2002.  Unitrin, which is the beneficial owner of more than 20% of our common stock, is a financial services company that owns insurance and automobile finance companies.

During the period from January 1, 2007, through the quarter ended June 29,2008, we recognized $108,000 in revenue from Unitrin for the sale of hardware and $400,000 of deferred service revenue from Unitrin, which together constituted less than 0.05% of our total revenue of $1,284.2 million for the period. We believe that the prices of goods and services sold to Unitrin are comparable to those received from unaffiliated third parties.

There are no arrangements or understandings between Unitrin and us pursuant to which Mr. Draut or any other person will be elected as a director or nominated by our Board to stand for election as a director.

A copy of our press release regarding the announcement of the election of Mr. Draut as a director is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press release issued by Intermec, Inc. dated October 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc
(Registrant)

Date: October 6, 2008	By: /s/ Lanny H. Michael Lanny H. Michael Senior Vice President and Chief Financial Officer